Final Transcript

Conference Call Transcript HH - Q4 2008 Hooper Holmes Earnings Conference Call Event Date/Time: Mar. 13. 2009 / 11:00AM ET

CORPORATE PARTICIPANTS

 Theresa Kelleher
 Hooper Holmes - IR

 Roy Bubbs
 Hooper Holmes - President, CEO

 Michael Shea
 Hooper Holmes - SVP, CFO

CONFERENCE CALL PARTICIPANTS

 Walter Schenker
 Titan Capital - Analyst

 Brad Evans
 Heartland Advisors - Analyst

 Greg Roeder
 Adirondack Funds - Analyst

 Ron Abrahamian
Analyst

 Richard Schuster
Analyst

 PRESENTATION

Operator

 Welcome, and thank you for standing by. (Operator Instructions)

I would now like to turn the call over to Miss Theresa Kelleher. Ma'am, you may begin.

 Theresa Kelleher - Hooper Holmes - IR

 Thank you. Good morning, everyone, and welcome to the Hooper Holmes fourth quarter and year-end 2008 conference call. If anyone has not received a copy of the release issued this morning, please call Esty at 212-850-5600 and a copy will be sent to you immediately.

Before management begins their formal remarks, I would I like to remind you to the extent the Company's statements or comments represent forward-looking statements, I refer you to the risk factors and other cautionary factors in this morning's press release, as well as the Company's most recent SEC filings. In addition, this call is being recorded on behalf of Hooper Holmes and is copyrighted material. It cannot be rerecorded or rebroadcast without the Company's express permission. As you know, your participation implies consent to our taping. Once management has concluded their formal remarks, we will open the call for questions. With us today from management are Roy Bubbs, President and Chief Executive Officer, and Michael Shea, Chief Financial Officer. Roy, please go ahead.

 Roy Bubbs - Hooper Holmes - President, CEO

 Thanks, Holly, and thanks, Theresa. Good morning, everyone. I would like to cover four topics in my remarks this morning before Mike Shea and myself open the call up to questions. First is our 2008 financial performance. Second, actions we have, and are, taking to strengthen the Company. Three, our approach to 2009. And lastly, our long-term strategy.

As you can see from our results announced this morning, we were profitable in the fourth quarter of 2008. Albeit, we sought to do much better until we were impacted by the economic downturn. For the quarter, we generated $1.2 million in net income, and our gross margins increased to 24%, largely in part to our success in renegotiating unprofitable contracts and controlling costs throughout the year. We also increased our cash position over last year ending 2008 with over $11 million of cash and we still have no debt. I'm also pleased to report that earlier this week we signed a new three-year $15 million credit facility with TD Bank, which will replace our current credit line with Citicorp. Considering the impact of the economic crisis, we are pleased with our progress towards profitability and believe we are well positioned for the year ahead.

During the fourth quarter, the economic crisis had a significant impact on our life insurance customers, in turn, affecting our revenues. We generated revenues similar to those seen in the third quarter, which historically, is our softest quarter of the year. We think the economic crisis cost us almost $2 million in top line revenue in the fourth quarter. I'll come back to the economy and its effects on our plans in a few minutes.

The state of the economy and revenue shortfall led to us take a number of actions to strengthen the Company, and I would like to underscore them for you this morning. First, I'd like to point out that we have reduced losses. Excluding special charges, we have reduced losses from $7.9 million in 2006, to $5.7 million in 2007, to basically a break-even performance in 2008 with a $200,000 profit. One way we've done this is by reducing cost. For full-year 2008, we reduced costs by approximately $10 million compared to 2007. This included a reduction in our cost of operations of about $6 million, which contributes to our 200 basis point improvement in gross margins. In addition, we lowered our SG&A expense by over $4 million in 2008, an 8% decrease.

In Portamedic, our revenue per exam in 2008 increased 6% over prior year. We expect to see continued improvements in 2009, through a 6% increase for our non-contract customers, which took effect on January 1st. Retaining new customers has been a top priority for us, and in 2008, we began to see investments that we made in sales and sales management, pay off. We started the year with a 12% unit decline in Portamedic exams, which moderated the 10% in the first quarter, 9% in the second quarter, and 8% in the third quarter. During 2008, Portamedic recaptured market share and we're optimistic that this trend will continue in 2009.

In a few moments, I'd like to review our approach to 2009 and our long-term strategy, but now, let me turn it over to Mike for the numbers.

 Michael Shea - Hooper Holmes - SVP, CFO

 Thank you, Roy. Good morning, everyone. For the fourth quarter 2008, our consolidated revenues decreased 8% to $47.4 million, compared to $51.4 million in the fourth quarter of 2007. We had income from continuing operations of $1.4 million, or $0.02 per share, compared to a loss of $2.3 million, or $0.03 per share in the prior year. The prior year loss from continuing operations includes restructuring charges of $1.8 million. In regard to our discontinued operations, we had a fourth quarter loss of approximately $0.2 million.

As for revenues in the fourth quarter, our Portamedic revenues decreased approximately 5%, to $33.2 million, compared to $35.1 million in the fourth quarter of 2007. This decrease is a result of a reduction in para-medical exams of approximately 12%, partially offset by higher average revenue per exam of 6%. Infolink reported revenues of $5.5 million, a decrease of 22%, compared to $7 million in the fourth quarter of 2007. Heritage Labs revenues totaled $2.9 million in the fourth quarter, down 16% from the prior year, primarily due to reduced revenue from one major client, partially offset by revenue from several new clients. Revenues from our Health and Wellness business were up in comparison to the prior year, increasing approximately 14% to $3 million in the fourth quarter 2008, while our Underwriting Solutions revenues decreased 10%, to $2.9 million.

Our consolidated gross margin for the fourth quarter of 2008 was 24.2%, an improvement from the 23.5% in the prior year. This margin improvement is attributable to improved pricing and the continuing management of our costs. As for selling general and administrative expenses, SG&A on a consolidated basis totaled $10 million in the fourth quarter of 2008, a decrease of over 20% from the prior period. This reduction in the fourth quarter is primarily due to a $1.6 million reversal of our incentive accruals recorded during the first nine months of the year. With the economic downturn in Q4, and our below budget results during the quarter, annual incentive targets were not achieved and no bonuses will be paid for senior management.

Regarding our balance sheet, working capital at December 31st, 2008, was approximately $24 million, including $11.5 million in cash and cash equivalents, and no debt outstanding. Accounts receivable totaled $25.4 million, with day sales outstanding of 48 days. Regarding cash flows, cash provided by our continuing operations approximated $2.7 million in the fourth quarter of 2008. Capital expenditures for the quarter were approximately $1.5 million. And with that, I'll turn the call back to Roy.

 Roy Bubbs - Hooper Holmes - President, CEO

 Thanks, Mike. I want to correct one thing I said in my opening remarks. I said that, I believe I said, we thought we lost $2 million of revenue in the fourth quarter. It was really $6 million. So, I apologize.

Today, we are right-sizing each of our businesses based on the state of the economy, and we are tightly managing our cash. I would now like to discuss our plans for each one of our divisions for 2009.

For Portamedic, our agenda is very simple. Continuous sales growth and improve sales performance. We have gone on the offense, measuring sales people, today, based on aggressive matrix that track new orders from new agents. We are also developing important new channels that we believe will be new sources of revenue in the months ahead. The greatest potential is with broker and general agencies, BGA. We believe we have real opportunity to take market share away from our competitors.

Last year, we introduced a new national broker and general agency service program. This is now a major focus of Portamedic's new management. We have trained our field sales reps to market to these important customers, and to better serve them, we have introduced new case management services. These services link our ordering and imaging systems to many agency management tools, which is essential for winning new business. We also are taking important steps to further reduce Portamedic's cost structure. The ordering and status system Portamedic uses to communicate with its customers was commissioned in 2005 and has consumed unacceptable high levels of capital and expense, and it is based on outdated technology. We will accelerate depreciation of that system as a non-cash charge of $2.9 million in 2009. This decision is cash flow positive and good strategically. It will reduce our cash outlay by at least $1 million a year.

Under the oversight of our Chairman, Roy Lowrance, the former Chief Technology Officer of Reuters, we are developing a new system that will be fully deployed next year. It is expected to reduce Portamedic's costs and will give us a significant competitive advantage. As you know, our Infolink business collects applicant medical information by telephone, and also collects paper medical records. We've done a great deal of work to re-engineer this business, and are now in a very good position to aggressively go after new sales. Carriers are looking to reduce costs and cycle time, and Infolink services do just that. Today, our plans are on track with three new clients starting in the first quarter, and two large new clients starting in the third quarter.

Portamedic and Infolink are both mature businesses. In contrast, Heritage Labs, Health and Wellness, and Hooper Holmes Underwriting Solutions are newer businesses with greater growth opportunity. Let me tell you about their outlook. At Heritage Labs, discounting the loss of one major client, which we disclosed last year, our remaining laboratory testing business for the insurance industry grew 6% in 2008. We have two new clients ramping up through the third quarter, that we expect to add another $1 million of annual revenue. So, the year is off to a good start.

As you might remember, we have significantly expanded our capabilities and statistical analysis. In brief, we have developed proprietary methods of analyzing lab test results and historical data that life insurance companies can use to improve their underwriting performance. This research has been very well received by our customers, and we believe it will lead to new lab testing contracts in the years ahead.

Heritage Labs worked hard to develop our value proposition for home testing products in 2008, and this has been very well received by the market. We plan to continue to win new selling agreements for our home diabetes test kit. We expect to introduce new home tests in the months ahead.

Health and Wellness is a growth business focused on a new market for Hooper Holmes, wellness screening for large employers. This business benefits all of Hooper Holmes, including Heritage Labs and Portamedic. We want to be able to provide more work to our examiners than any other company. The Health and Wellness division has begun to see greater loyalty from our growing number of trained and certified examiners nationwide. Health and Wellness also adds volume to Heritage Lab through tens of thousands of lab tests and collection kits each month. We grew Health and Wellness 51% in 2008, and we are aggressively looking to generate more revenue from our current selling proposition. We are continuing to add new customers every month and we expect that trend to continue.

With new leadership at Hooper Holmes Underwriting Solutions, we have realigned this business with today's order volumes. We are now moving into providing back office support for brokers, and expanding into new underwriting areas. We are also seeing increased volumes for our traditional underwriting services from two recent large customers. For one new customer, we are also piloting a sales completion process that helps them acquire new life insurance customers. Basically, our customer gives us qualified prospects and our trained call center agents take it from there. This is an example of high value service that could deliver good margins for us.

On the corporate side, we began to take action in the fourth quarter of last year to address the economic crisis and its impact on the life insurance industry. Today, we have postponed at least one major systems project, instituted a hiring freeze, frozen wages and eliminated the 401k match. We have also paid no bonuses to our senior management, which includes Mike and myself.

In summary, we've begun implementing a cost structure that's aligned with today's business volume. Based on our experience with exam unit volume in November, December, and January, we believe our business has stabilized and we are well positioned for the months ahead. That said, low consumer confidence and high unemployment could mean even fewer applications for life insurance. Large insurance companies tell us their business may be off between 10% to 20% this year. Some companies are planning price increases later this year that may further reduce demand. The good news is we've factored these realities into our planning.

In a down economy, our strategy is simple. Take market share away from our competition and look for new revenue resources. We think we can do that because we have a set of assets that no other company can match. We have the lab, the examiners, the schedulers, and the underwriters our customers need for new business. Our approach is to offset industry decline with profitable growth in new markets, like wellness screening and lab tests. We believe we have plenty of opportunities to work with other companies. Opportunities that won't take a lot of capital as we can leverage existing resources and capabilities.

For example, pharma companies spend over $10 billion in direct consumer and direct to patient education. Our nationwide network of examiners and low-cost structure could be of great benefit to the pharmaceutical firms that want to screen and manage large populations. We have had some discussions with pharma marketing firms along these lines, and we are cautiously optimistic we will enter into new agreements in the future.

The other positive trend is national healthcare reform. As we see it, healthcare reform has the potential to create new opportunities for Hooper Holmes. There are three main components to the new administration healthcare reform agenda. First, there is the chronic disease prevention and wellness promotion areas where Heritage Labs and Health and Wellness screening can help. Healthcare reform is also about improving quality of care by strengthening primary care and chronic disease care management, areas where our Portamedic examiners can help. Finally, healthcare reform is all about technology that converts paper health records to digital form, areas where our Infolink services can help.

To explore these opportunities and identify others to accelerate our growth strategy and gain access to capital markets, we have retained Leerink Swann, a healthcare strategic advisor. We'll work with them to more quickly capture what we refer to as low-hanging fruit, such as collection of health information for university research projects and clinical trials. We will also work with Leerink to create new sources of revenue for growth in adjacent markets, such as healthcare. We will be working with Leerink in three ways. First, to assess the short and long-term strategy for Hooper Holmes. Second, we will work with them to translate strategy into action and ensure a successful implementation. Third, we will work with them to develop the funding strategies that will be essential for profitable growth.

Before I take your questions, I'd like to sum up and underscore a couple points. First of all, the economy is very challenging. American corporations are holding down salaries and have cut almost 2 million jobs just in the past three months to protect themselves against the growing economic slump. Today, a gallon of gasoline costs more than a share of General Motors. Against this backdrop, we believe we're entering 2009 well positioned. We have a healthy balance sheet with over $11 million in cash and no debt. We also have a new credit facility with TD Bank.

Second, we acted early to reduce costs and further adjusted our operational based on what our life insurance customers were telling us. We have already reduced our 2009 costs by more than $4 million from actual expenses in 2008. Most companies are cutting capital spending, at least, by 10% to 15% percent. Hooper Holmes has cut capital spending by 30%.

Third, our management team is heavily incented for success. Senior managers received no bonus in '08. During the year, about 670,000 shares of Hooper Holmes stocks were purchased on the open market by insiders. We are also working actively to reach new investors to familiarize them with the improvements we've made in the business and our outlook.

Finally, we are managing this business for cash flow and profitability. We have growth initiatives at each of our businesses for 2009. We have also retained a leading healthcare investment advisor to help us on our long-term strategy, execution and capitalization. We believe the outcome of this work will be new opportunities to put our assets and capabilities to work in new markets. As we pursue these opportunities, we will not let our commitment to delivering outstanding service change at all with our life insurance carriers, who we've worked with for many, many years. With that now, Mike and I would be glad to take any of your questions.

 QUESTION AND ANSWER

Operator

 Thank you. (Operator Instructions) Our first question comes from Walter Schenker with Titan Capital. Your line is open.

 Walter Schenker - Titan Capital - Analyst

 Good morning.

 Roy Bubbs - Hooper Holmes - President, CEO

 Good morning, Walter.

 Walter Schenker - Titan Capital - Analyst

 It would appear as, if I got everything correctly, you expect all of the business segments, at least in dollars, to be at least flat or higher, is that correct? I realize that the biggest question is what happens with life insurance sales on Portamedic, but you do have a price increase.

 Michael Shea - Hooper Holmes - SVP, CFO

 Certainly, Walter. If you're talking about 2009, we are not looking for revenues to be flat with our 2008 levels. If you look at our fourth quarter, consolidated revenues were down 8%. Prior to that, for the first nine months of the year, our consolidated revenues were only running 4% below the prior year, so we almost doubled that decline at the consolidated level in the fourth quarter. And you know, I don't see any near-term change in the economic scene, so I do believe that is going to continue into 2009, and not every business, such as Health and Wellness. We certainly expect growth there, but our major business is Portamedic, and with Roy's comments on the insurance industry in general, we would expect a decline in 2009.

 Walter Schenker - Titan Capital - Analyst

 Okay. And just one second question on Health and Wellness, which we had anticipated over a multi-year time frame to increase multi-fold from where it was last year or this year, we still believe, albeit the economy will have some effect, that is a $30 million, $40 million, $50 million dollar business?

 Roy Bubbs - Hooper Holmes - President, CEO

 It's hard to say right now. We still are projecting an upward trend. We are seeing, because of layoffs throughout major companies, that repeat customers have less people for us to screen. However, the balance that we have put on enormous increase and getting the results and bringing on new customers which are new revenues. So obviously, when there's less people employed, and as I've said, roughly two million people have been taken out of the workforce in the last three months, there are less screenings. But, the new customer base, we hope will, and expect to continue our upper growth trend. Obviously, it's not going to have the same success if we were in a booming economy, but we still feel very good about it.

 Walter Schenker - Titan Capital - Analyst

 Thank you.

Operator

 Our next question comes from Brad Evans with Heartland. Your line is open.

 Brad Evans - Heartland Advisors - Analyst

 Good morning, everybody.

 Roy Bubbs - Hooper Holmes - President, CEO

 Good morning, Brad.

 Brad Evans - Heartland Advisors - Analyst

 I have to say that this is a pretty nice quarter, so congratulations on the return to profitability.

 Roy Bubbs - Hooper Holmes - President, CEO

 Thank you.

 Brad Evans - Heartland Advisors - Analyst

 I have a few questions. First and foremost, if you don't mind, if we could get from Mike the volumes at Portamedic, and Health and Wellness, and at Heritage Labs?

 Michael Shea - Hooper Holmes - SVP, CFO

 Sure.

 Brad Evans - Heartland Advisors - Analyst

 For the fourth quarter?

 Michael Shea - Hooper Holmes - SVP, CFO

 Let's start with Portamedic. Exams there were 383,000 in Q4, versus 436,000 in Q4 of 2007. As for Health and Wellness, screenings completed for the full year were 160,000, and we had 64,000 screenings completed in the fourth quarter of 2008. Heritage Labs total specimens, let's see for the quarter pricing, that, Brad, I'm going to have to get back to you on. We did have a decline in the number of specimens completed. We will have the total number of specimens in the 10k when we file that.

 Brad Evans - Heartland Advisors - Analyst

 Okay. Just another housekeeping item in terms of the SG&A run rate for the first quarter of 2009, if I heard you correctly, there was a reversal of the bonus accrual, it was a million what?

 Michael Shea - Hooper Holmes - SVP, CFO

 $1.6 million. There's a couple things, Brad, you need to do to adjust that run rate. Add back the $1.6 million of the bonus reversal. Also, in Roy's remarks, he talked about the accelerated depreciation that we're going to incur on our current Portamedic IT system. For the full year, that will be $2.9 million, the non-cash charge, but that will be in the SG&A. And I guess, the third item Roy talked about, the $4 million in cuts that we have taken for the first part here of 2009, there will be some severance involved and special charges involved that will also show up in the first quarter.

 Brad Evans - Heartland Advisors - Analyst

 I'm sorry, so just to be clear then. We essentially have caught roughly $12.4 million on an adjusted basis, if you add back the $1.6 million and the called $750,000, and then we should see about $1 million of additional cost savings a quarter, as a result of the most recent actions?

 Michael Shea - Hooper Holmes - SVP, CFO

 That's right. Some of that cost savings will be up in cost of operations, but you're correct.

 Roy Bubbs - Hooper Holmes - President, CEO

 We won't see all of that $1 million per quarter in the first quarter. You will see more, it'll be spread more in the second, third, and fourth because some of the actions are job removals, and therefore, there's severance comp and so forth in there that won't be completely flushed out until the end of this quarter.

 Brad Evans - Heartland Advisors - Analyst

 So, call between $12 million and $12.5 million a quarter of SG&A at the current level. Is that correct?

 Michael Shea - Hooper Holmes - SVP, CFO

 I'd say yes, $12.5 million to $13 million at that point, that's correct.

 Brad Evans - Heartland Advisors - Analyst

 Okay. And just from a high level, I know you're not giving specific guidance for 2009, do you expect to be profitable for 2009?

 Roy Bubbs - Hooper Holmes - President, CEO

 As I said in my remarks, we're managing for our cash and profitability. So, that would be my guidance.

 Brad Evans - Heartland Advisors - Analyst

 Okay. I'll ask one more question and hop off. In terms of the Leerink Swann engagement, you raised funding strategies. Does that mean you're looking to do acquisitions?

 Roy Bubbs - Hooper Holmes - President, CEO

 It's too early to say. We're on a very fast track with them. We've already done a fair share of strategy planning, prior to them coming. They're validating some of the work we're doing, bringing new ideas to the table. Then they're looking at these ideas as it pertains to is there enough market there for us to implement. And lastly, if we need to acquire, merge, joint venture, whatever words you want to use, they'll work with us to be able to make sure that we're in the right position to implement those programs.

 Brad Evans - Heartland Advisors - Analyst

 The only thing I would just add, and this is more of a comment than anything else. With the stock trading below $0.30, Roy, I appreciate all your efforts obviously in trying to right the ship here. We do appreciate that. With the stock at $0.28, I imagine you've given the Board some type of financial guidance for the full year. I don't know why, I mean, it's not like there's a whole lot to lose at this point with the stock at $0.28. I guess it could go back to $0.20. Why not give us some range of guidance, that obviously you probably have given to the Board, so that we can measure the success or failure of your current strategy?

 Roy Bubbs - Hooper Holmes - President, CEO

 Well, I am just a firm believer, especially in this economy, that giving guidance is a crapshoot because I could not imagine the economy, the way this is today, back even in September. And so, I have all the hopes that we may be stabilizing, but I'm surely not going to make spending decisions or any wrong decisions around any crystal ball at this moment. But I can promise you this, that we're managing our cash and we're managing to a profitable end result this year, and we will do everything we possibly can to do that.

 Brad Evans - Heartland Advisors - Analyst

 Okay. I'll get back in queue. Thank you very much.

Operator

 Our next question comes from Greg Roeder from Adirondack Funds. Your line is open.

 Greg Roeder - Adirondack Funds - Analyst

 Good morning.

 Michael Shea - Hooper Holmes - SVP, CFO

 Good morning, Greg.

 Greg Roeder - Adirondack Funds - Analyst

 In the past, you talked about simplified issuances being a headwind for your Company in terms of the new ways life insurance companies underwrite smaller policies. And, I guess I'm just trying to quantify how much did simplified issuance impact the 2008 calendar year? Then, my other question is, given the changes in the world here in terms of underwriting, whether it be commercial credit or whether it be insurance, do you see that possibly the focus on simplified issuance, the course taken be possibly reversed, going forward?

 Roy Bubbs - Hooper Holmes - President, CEO

 If I understand your question, it's an interesting question with multiple answers. Let me try and hit it at a high level, and please follow-up if I haven't done a good job of it. I don't have the numbers in front of me. We continue to see, at least in dialogue and to a degree in some of our new customers that we're bringing on, an interest to streamline underwriting and send down costs. Some companies have gone to more simplified product, but probably 70%, 80% of our day-to-day clients that we work with still do a more full underwriting process. In that, though, they are looking for ways to still cut their costs, and protect themselves and risks.

So the ability to still do tele-underwriting, to validate the information they've gotten from the agent is still important to some customers. Some customers would like to screen these customers before ordering a lot of expensive, additional work, and so, some of our work is in that particular area. I can tell you also there, it seems we have a fair share of new conversation going on in the marketplace with carriers who have not been in the simplified marketplace who are exploring it, or even furthermore, looking to pilot things.

So we continue to see a trend towards are there ways to make it more efficient for the insurance company, still meeting their mortality needs and speeding up the process from beginning to end to get a policy out to the customer. Also, there is an increased evaluation being done on various are new lab testing that may replace other expensive testing today, that has the same valuation on evaluating certain particular diseases and health issues. And so, that discuss continues on, and that is, I think, helping us, and us feeling more confident on our lab growth opportunities. Because, as we said, we invested heavily, last year, in building the statistical analysis and the value proposition in our Lab, which we just really started rolling out in the last quarter of the year, in a bad economic time. Not a lot of people want to hear about new things in the fourth quarter.

As I said in my remarks, we are getting some traction now, both on what we can bring from the traditional point of view, but are there new tests that should be looked at as a better way to evaluate, and it's less expensive. So, I rambled a little bit. I hope that covered a lot of your question, and if not, please follow-up on that.

 Greg Roeder - Adirondack Funds - Analyst

 Sure. One more question. You talked about the focus on the BGA channel. What is currently your market share there, and where do you expect to go from here in that channel? Who are the primary competitors? Is Lab Corp a big player in that space?

 Roy Bubbs - Hooper Holmes - President, CEO

 I don't talk about competitors. Let's just go to the question. We probably do two-thirds in the career side, and we do probably a third of our work in the brokerage side. However, if you look at the industry, two-thirds of life production are in the brokerage side and only one-third in career. These are raw numbers. I could give you more fine tuned. So, we're very good in the marketplace that has shrunk more, and of course, it's not an IQ test, it's not that we need to do a lot better job where more production is now coming, and that's why we have such a full court press on it.

 Greg Roeder - Adirondack Funds - Analyst

 Thanks.

Operator

 Thank you. Our next question comes from Ron Abrahamian.

 Ron Abrahamian Analyst

 Good morning, Ron. Good morning, Roy, good morning, Mike, how are you?

 Michael Shea - Hooper Holmes - SVP, CFO

 Good morning, great, thank you.

 Ron Abrahamian Analyst

 First of all, I'm glad to see that we did have a profit in the fourth quarter, but as I see it, absent the reversal of the bonus monies, the fourth quarter actually was a loss. Is that not correct?

 Michael Shea - Hooper Holmes - SVP, CFO

 Well, Ron, if you focus in on the operating income from continuing operations, about $1.5 million, take the $1.6 million away from that, it's pretty much a push for the fourth quarter. We did lose $200,000 from our discontinued operations during the quarter. On a continuing basis, we were break-even, actually a small profit. I think it's important to point out that's the quarter and we had this bonus reversal, but just the improvement, if you look at year-over-year to kind of take that out of the equation, we are up significantly, a significant improvement, X-ing out special charges. We're basically break-even from continuing operations in 2008. That is against a $5.7 million loss in 2007. So, a significant improvement during 2008.

 Ron Abrahamian Analyst

 Okay. Secondly, I see that your initiatives that you ticked off in terms of growing sales. I'm certainly glad to hear that. I took a particularly good interest to comments relative to right sizing and reducing costs. As I see the situation, the continuing theme here, bad economics, bad environment, all these other things, your revenues are continuing to fall at almost 7%, 8%, per year. So, at the end of the day, do you proceed into calendar year '09 on the assumption of continued revenue decline? Are you projecting actual revenue increases, and then, the corresponding side is to identify and reduce costs, because at the end of the day, what's missing out of all of the conversation is what is the target? If, in fact, you could communicate to the shareholder base that you're trying to get to a 5% pretax profit, which is $10 million, if in fact you can operate the business to generate $10 million in the calendar year, you'd have a tremendous, tremendous improvement. Can you make that commitment?

 Roy Bubbs - Hooper Holmes - President, CEO

 No.

 Ron Abrahamian Analyst

 Is the Board satisfied with not having a commitment?

 Roy Bubbs - Hooper Holmes - President, CEO

 Of course not. Let's get the reality. I cannot, nor can you, predict what the economic crisis is going to cost any company in this United States, and so, that is the fundamental thing. The fact that the other part of the question, Ron, is that no, we have not assumed growth. We are managing our expenses as though what we're seeing in the November, December, January time horizon is the cost structure we should work for. Now, we have new incentives that we expect is going to start generating more revenue. That generates more revenue, we will probably put some of the profits into growing that even more rapidly, as you would expect for us to do. But saying all that, we are managing our cash flow and to a profitability picture.

As it pertains to how much profitability, you tell me what the market's going to do. You tell me the life insurance industry's going to rebound. You tell me we're not going to have two or three major insurance companies become the next Bank America or Citibank. Give me that information, and I can do a better job of predicting. I talked to these major insurance companies and even smaller ones. They're struggling with what to tell their boards, their investors, too. Because, this is not a product that people absolutely wake up in the morning and say I want to go out and buy more life insurance, but they will wake up in the morning saying my son needs medical care or we need food on the table. So it's a little bit more of a discretionary purchase, even though a needed purchase. We are staying very close to the industry. We have a lot of insurance now expertise, that I've recruited too, over the last six months. We will respond appropriately so we manage to profitability.

Operator

 Thank you. (Operator Instructions) And our next question comes from Richard Schuster. Your line is open.

 Richard Schuster Analyst

 Thank you very much. I have the same questions as everyone else, so I won't belabor it. Actually, I'll ask one extra question. When you talk about managing to cash flow, and obviously no one can predict the environment, what do you think the maximum the cash balance can go down in the year, given a very difficult outcome?

 Michael Shea - Hooper Holmes - SVP, CFO

 I think that's a very difficult prediction to make depending on what's happening to my top line, and what Roy was just talking about in his prior comments, Richard. Certainly, as you saw year end, we had $11.5 million of cash on the balance sheet. We manage every dollar very, very closely. We're going to reduce our CapEx in 2009. As you saw in the press release, we just signed a new three year credit facility with TD Bank, which provides us with the capital, any capital we may need beyond the cash on our balance sheet right now. We're managing our cash very closely.

 Richard Schuster Analyst

 Thank you.

 Roy Bubbs - Hooper Holmes - President, CEO

 If I can follow-up on that. We've also done a fair share of modeling, so that we look at our current run rate and reduced run rates of various percentages. So we have grafted that out for the whole year, and looked at projected cash flows. So to follow-up, we are managing that very closely. It's very dear to my heart.

 Richard Schuster Analyst

 Thank you very much and good luck.

Operator

 Thank you. Our last question, today, comes from Brad Evans with Heartland. Your line is open.

 Brad Evans - Heartland Advisors - Analyst

 Just a few other questions here. On the current SG&A run rate, I'm curious whether there are additional actions that you can take in the event things get meaningfully more difficult than you're currently expecting?

 Roy Bubbs - Hooper Holmes - President, CEO

 Well, yes. There's a multitude of things that get a little more painful, everywhere from salary reductions to furloughs. You can probably rattle off as many as we have on our plate, of things we could do if we have to do. We've done what we think is the right thing for the Company, and to maintain as much morale in the organization so we can deliver the appropriate services and benefits to our customers, and still be agile enough to react to the marketplace.

But, if it continues to worsen, which as I said we've got four to five months of now data in our bank, if there isn't some other bear out there we don't know about right now, we believe we're in the appropriate position as we roll out. We haven't finished all our expense cuts. I said we've got $4 million. We have quite a few more on our plate that we're in the process of rolling out, and hopefull, second quarter, I will be telling you those. But over and above that, if it gets worse, we have other options. We unfortunately spend a lot of time thinking about the negative, let alone, what the positive upticks are.

 Brad Evans - Heartland Advisors - Analyst

 Just putting a pencil to paper here, looks like we should expect the breaking point to stay in this $46 million to $47 million range a quarter for the next couple of quarters. Is that fair?

 Michael Shea - Hooper Holmes - SVP, CFO

 I don't want to get too precise on that, Brad, but that is a fair assumption.

 Brad Evans - Heartland Advisors - Analyst

 Could you just talk about Portamedic volumes on a linear basis? How they played out through the quarter, and maybe, if you could talk about what you've seen in january, february, and arch?

 Michael Shea - Hooper Holmes - SVP, CFO

 Certainly a continuation of what we saw in Q4, Brad. Just real quick to review the year, we came in at a 13% decline. Q1 we were down. I'm talking about Portamedic units year-over-year. Q1 we were down 10% year-over-year, then down 9%, then down 8%. The progress that we talked about on our last conference call. We were down 12% in units in Q4. January, February, we are still seeing that range. We're still seeing that 11% to 12% range. March is obviously a big month for the first quarter, but we've seen some leveling off, but only a couple months of leveling off, so we're monitoring it very closely.

 Brad Evans - Heartland Advisors - Analyst

 Can you just speak to the health and wellness trends so far in the January, February time frame?

 Roy Bubbs - Hooper Holmes - President, CEO

 We're pleased.

 Brad Evans - Heartland Advisors - Analyst

 Okay, that's good. The Leerink Swann engagement, how much is that going to cost you?

 Roy Bubbs - Hooper Holmes - President, CEO

 We can't divulge that, but we expect to cover that cost out of new revenues very quickly.

 Brad Evans - Heartland Advisors - Analyst

 Can I just ask you in terms of, I know Leerink Swann's a very good firm, and you gave us a list of things they are going to do for you, strategic planning and funding strategies, and market intelligence. I guess I'm just curious as to whether that might speak to the need to, I don't want to be too detailed here, but I guess I think about those things, strategic planning, funding strategies and market assessment. To me, those are some of the things that members of the Board are, that's why you have a Board of Directors, and why you populate the Board with certain people that can help the Company in its path on a medium and longer term basis with the things you've articulated. Does that speak to the fact that we don't have some of those skill sets on the Board that we need, or are these just supplemental to the existing skill sets that we have on the Board? I.E., we're moving more into the healthcare space, so do we need to have maybe a greater expertise within the healthcare industry represented on our Board?

 Roy Bubbs - Hooper Holmes - President, CEO

 That's a multitude of questions here. Let me see if I can just do it in a few answers.

 Brad Evans - Heartland Advisors - Analyst

 Sorry for rambling there. It came to me as I was talking there.

 Roy Bubbs - Hooper Holmes - President, CEO

 I ramble, too, so you are entitled.

 Brad Evans - Heartland Advisors - Analyst

 It's a sign of the times, I think.

 Roy Bubbs - Hooper Holmes - President, CEO

 You're right. To answer your question, first of all, the Board's been very involved over the last half of '08 in our strategy and our direction. We looked at various avenues. They gave me space to build the sales environment, which we've done and we were starting to see the rewards of that. Obviously as I said, I think in the third quarter unfortunately, we got the floor knocked out from under us, so our growth is now on a lower floor going back up because the market changed so radically. But, the Board has been involved. They know where we for some time have said we've got to diverse ourselves from just the life insurance industry, not to leave it, but to create new sectors that can generate new revenue. We explored many things and then the Board agreed, or recommended, that we look for the right resources out there that we could afford, that could help us speed up the process and really be a third party to evaluate some of the things that we were starting to look for.

I'm getting into rambling now too, but we had spent time at the end of last year or the latter half of the year, looking at various other things we could do. Quite frankly, without as much knowledge as we have in the life insurance industry, I was a little concerned we'd get on a few dead ends or into some parts of the marketplace where it feel goods but has limited amount of return, or the barriers at entry as we get in there would be too high.

So, we spent December and January interviewing, I don't know, 16 to 20 firms of various shapes, sizes, and we chose Leerink only because they seem to answer all three needs, and that would be work from a strategical point of view. I think I have a number here. They have a global network of over 27,000 healthcare professionals, physicians, researchers, administrators, payers, regulators that can help in the decision making process. Lastly, they are an investment banker. They have access to the capital market. They can tell us if we can't do it. In some of these projects, we can do it just out of leveraging our own capabilities and resources, but if we do need to look for partners or additional capital, they're in a great position to help us do that. So, it validates everything we're trying to accomplish.

The last part of your question is the makeup of the Board. The Governance Committee realizes that as we enter the health sector, we're going to want to have more expertise on the health side with a good dash of business knowledge, and so, they're aggressively recruiting in that particular area.

 Brad Evans - Heartland Advisors - Analyst

 Okay. Just to shift gears for a second in terms related to Leerink Swann engagement. Could it be that we would actually be a seller of assets as opposed to a buyer of assets? Is that part of the process as well, in terms of trying to understand the strategic importance of all of our businesses, or is that not part of their engagement?

 Roy Bubbs - Hooper Holmes - President, CEO

 They're engagement is to do a full evaluation of all our businesses, everything we're doing, our revenues, our margins, our values, and come up with various recommendations that the Board and senior management can evaluate. So, everything is always open. We have no hidden agenda. We will do what is right for the stockholders and this Company.

 Brad Evans - Heartland Advisors - Analyst

 Thanks. That was very helpful. I appreciate it.

 Roy Bubbs - Hooper Holmes - President, CEO

 You're welcome.

 Michael Shea - Hooper Holmes - SVP, CFO

 Thanks, Brad.

Operator

 At this time, I would now like to turn the call over to Roy Bubbs.

 Roy Bubbs - Hooper Holmes - President, CEO

 I want to thank you again for your time, and obviously, your patience through this last quarter. It hasn't been fun for anybody, and for many of you, I'm sure it's been tougher than even senior management of any given company. It's been tough times. But, we look forward to 2009 with reality of what's occurring. We do believe we have a lot of right things going for us, and we look forward to executing on those all this year, and hopefully, we drive the value of this Company up, and it's a win-win for everybody. So I appreciate your time, I appreciate your patience, and please feel free to give me a call. I always welcome your calls, even though I don't ever give you too much, I realize, but thanks again. Have a lovely weekend, and thanks. Bye.

Operator

 Thank you. This does conclude today's conference call. You may disconnect at this time. Have a great day.

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